UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2006

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5050 Lincoln Drive Edina, Minnesota		55436-1097
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On March 14, 2006, Alliant Techsystems Inc. (the Company) announced the pricing terms of its previously announced cash tender offer and related consent solicitation (the Offer) with respect to its 8-1/2% Senior Subordinated Notes due 2011 (the Notes).  In addition, the Company announced that as of 5:00 p.m., New York City time, on March 14, 2006, which was the deadline for holders to tender their notes in order to receive the consent payment in connection with the Offer, it had received tenders and consents from holders of $397.3 million in aggregate principal amount of the Notes, representing approximately 99.3% of the outstanding Notes.

The amount tendered represents a sufficient number of consents required to approve certain amendments to the indenture governing the Notes.  The amendments to the indenture will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes.  The supplemental indenture incorporating the amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated March 1, 2006, has been executed by the Company and the indenture trustee, and the amendments to the indenture will become effective upon acceptance by the Company of the Notes tendered for purchase.

A copy of the press release announcing the same is attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description
99.1	Press Release dated March 14, 2006.
99.2

Ninth Supplemental Indenture dated as of March 14, 2006, with respect to the Indenture dated as of May 14, 2001 between Alliant Techsystems Inc., the guarantors party thereto and BNY Midwest Trust Company, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.
Date: March 15, 2006	By:	/s/ KEITH D. ROSS
Keith D. Ross Senior Vice President, General Counsel and Secretary